Exhibit (10.35)

November 11, 2010

Joyce P. Haag
(address intentionally omitted)

RE: Separation Agreement

Dear Joyce:

Once signed by both parties, this letter will constitute an agreement between Eastman Kodak Company (“Kodak”) and you (the “Agreement”).  For purposes of this letter, the term “Company” will collectively refer to Kodak and all its affiliates and subsidiaries.

1.           Last Day of Work

It is hereby agreed that your last day of employment by Kodak will be on December 31, 2010 (the “Last Day of Work”).

2.           Responsibilities

During the remainder of your employment by Kodak, you will perform such duties and responsibilities as are identified by or on behalf of Antonio Perez, and be responsible for performing those transition expectations identified by him or his designees.  It is expected that you will perform these responsibilities and expectations in a timely and satisfactory manner, and your receipt of the benefits described in this letter is contingent on satisfaction of this condition.

3.           Termination Benefits

As a result of your separation from the Company, Kodak will pay you, subject to your satisfaction of the requirements of this letter agreement, the termination benefits described in this Section 3.

Severance Allowance.  You will receive a severance allowance in the amount of $1,521,960 (the “Severance Allowance”), reduced by the amount of any termination allowance benefits payable to you under the terms of Kodak’s Termination Allowance Plan (“TAP”) and any benefits payable to you under Appendix S of the Kodak Retirement Income Plan and Appendix S of the Kodak Unfunded Retirement Income Plan (collectively “STP”).  In general, Severance Allowance payments, together with any TAP payments or STP payments under the Kodak Unfunded Retirement Income Plan, will be substantially equivalent to those you received as an employee and your Severance Allowance payments, together with any TAP or STP payable under the Kodak Unfunded Retirement Income Plan, will be made consistently with Kodak's normal payroll cycles (currently bi-weekly).  Payments will begin upon the expiration of the six-month waiting period following separation from service that the Company requires for certain executive employees as a result of Internal Revenue Code Section 409A (no interest will be paid during the six-month waiting period), and will continue until your Severance Allowance is exhausted, or until your Severance Allowance has been paid off in equal amounts over 26 pay periods, whichever occurs first.  Kodak will withhold from the Severance Allowance all income, payroll and employment taxes required by applicable law or regulation to be withheld.  Your Severance Allowance will also be reduced by the amount of any unemployment insurance benefits you receive. This Severance Allowance will be paid to you in lieu of any other severance benefit, payment or allowance for which you would otherwise be eligible, except (i) any termination allowance benefits payable to you under TAP and (ii) any benefits payable to you under STP.

A.	Other Termination Benefits. Your eligibility for other termination benefits will be determined according to the terms and conditions set forth in Kodak’s employee benefit plans.

C.
Death. In the event that you die after your Last Day Worked but prior to the commencement of the Severance Allowance provided in this Section, the total unpaid balance will be paid in a lump sum to the executor or administrator of your estate or to a properly qualified personal representative, within 90 days of Kodak's receipt of information reasonably evidencing your death, as determined by Kodak in its sole discretion.

In the event that you die after the Severance Allowance provided under this Section commenced, but before the receipt of the entire

Allowance, any unpaid balance will be paid in a lump sum to the executor or administrator of your estate or to a properly qualified personal representative, within 90 days of Kodak's receipt of information reasonably evidencing your death, as determined by Kodak in its sole discretion.

If Termination Benefits other than Severance Allowance have commenced, the following will occur:
·	With regard to health care coverage, eligible dependents will be covered for the remainder of the period of termination coverage provided to you according to the applicable employee benefit plans.
·	With regard to life insurance, benefits will be paid according to the applicable employee benefit plans.
·	With regard to outplacement benefits, such benefits will terminate on the day of death.

D.
Benefits Not Benefits Bearing.  In no event will any of the Termination Benefits payable under this letter agreement be “benefits bearing”.  In other words, the amount of these benefits will not be taken into account, nor considered for any reason, for purposes of determining any Company provided benefits or compensation for which you are or may become eligible.

4.           Approved Reason

It is understood that the Executive Compensation and Development Committee of the Board of Directors of Kodak has deemed an Approved Reason to exist with regard to your restricted stock award dated September 28, 2009, such that 32,608 stock units (less applicable taxes) will be awarded to you as soon as administratively practicable following September 28, 2012.

5.           Release

In partial consideration for the severance benefits provided to you under this letter agreement, you agree to execute immediately prior to your termination of employment the Agreement, Waiver and Release annexed to this agreement as Appendix A.  In the event you either fail to sign or, once signed, make an effective revocation of Appendix A, you will not be entitled to any of the severance benefits under this letter agreement.

6.           Non-Solicitation

In partial consideration for the termination benefits under this letter agreement, you agree that during the two (2) year period after the termination of your employment with Kodak, you will not directly or indirectly recruit, solicit or otherwise induce or attempt to induce any of Kodak’s employees or independent contractors to terminate their employment or contractual relationship with Kodak or work for you or any other entity in any capacity, or solicit or attempt to solicit the business or patronage of any of Kodak’s actual or prospective clients, customers, or accounts with respect to any technologies, services, products, trade secrets, or other matters in which the Company is active.

7.           Cooperation

In partial consideration for the severance benefits, you also agree that during the period commencing on the date of this letter and ending on the second anniversary of the Last Day of Work, you will not in any way disparage, make any statement, or take any action which is adverse, inimical or otherwise detrimental to the interest of the Company or any of its current or former officers, directors, and employees or cause any of such persons embarrassment or humiliation or otherwise cause or contribute to such persons being held in disrepute by the public or the Company’s shareholders, clients, customers, employees or competitors.  Kodak also agrees that during such period of time, its officers and directors will not in any way disparage, make any statement, or take any action which is adverse, inimical or otherwise detrimental to you or cause you embarrassment or humiliation or otherwise cause or contribute to your being held in disrepute by the public or the Company’s shareholders, clients, customers, employees or competitors.

8.           Miscellaneous

A.           Code Section 409A.  The arrangements described in this letter are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law, and shall be interpreted and administered accordingly.  The parties agree that they will negotiate in good faith regarding amendments necessary to bring the arrangements into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service; provided, however, that Kodak may unilaterally amend this Agreement for purposes of compliance if, in its sole discretion, Kodak determines that such amendment would not have a material adverse effect with respect to your rights under the Agreement.  The parties further agree that to the extent an arrangement described in this letter fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service.  In such circumstances Kodak will administer the letter in a manner which adheres as closely as reasonably possible to the existing terms and intent of the letter while complying with Section 409A.  This paragraph does not restrict Kodak’s rights (including, without limitation, the right to amend or terminate) with respect to arrangements described in this letter to the extent such rights are reserved under the terms of such arrangements.

B.           Administration. All benefits provided under this agreement will be administered by the Kodak employee with the title Chief Human Resources Officer and Senior Vice-President for Kodak (“Administrator”).  The Administrator will have total and exclusive responsibility to control, operate, manage and administer such benefits in accordance with their terms and all the authority that may be necessary or helpful to enable him/her to discharge his/her responsibilities with respect to them.  Without limiting the generality of the preceding sentence, the Administrator will have the exclusive right to:  interpret the agreement, decide all questions concerning eligibility for and the amount of benefits payable, construe any ambiguous provision, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of the agreements.  The Administrator will have full discretionary authority in all matters related to the discharge of his/her responsibilities and the exercise of his authority, including, without limitation, his/her construction of the terms of this agreement and his/her determination of eligibility for benefits.  It is the intent of the parties hereto, that the decisions of the Administrator and his/her actions with respect to this agreement will be final and binding upon all persons having or claiming to have any right or interest in or under this agreement and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

C.           Indemnification. This will confirm that with respect to any action, suit or proceeding (“Claims”) against you by reason of the fact that you served as an officer or employee of the Company or as a director, officer, trustee, employee or agent of any other enterprise at the request of the Company, the provisions of Article 8, Section 2(a) of the Company’s bylaws shall apply to such Claims.

9. Signature.  Your signature below means that:

A.	You have had an opportunity to discuss the terms and conditions of this letter agreement with an advisor of your choice and as a result fully understand its terms and conditions; and

B.	You accept the terms and conditions set forth in this letter agreement; and

C.
This letter agreement supersedes and replaces any and all agreements or understandings whether written or oral that you may have with Kodak, or any subsidiaries or affiliates, concerning any special or other separation, retirement or compensation arrangement; provided, however, that the Agreement remains in full force and effect except as amended herein.

If you find the foregoing acceptable, please sign your name on the signature line provided below.  Once the letter agreement is signed, please return it directly to my attention.

Very truly yours,

                                                                                                 /s/ Robert L. Berman
                                                                                                Robert L. Berman
Chief Human Resources Officer
Eastman Kodak Company

RLB:ps
Enclosure

I accept the terms and conditions of this letter agreement.

Signed:                    /s/ Joyce P. Haag
                    Joyce P. Haag

Dated:___________________________